Exhibit 2.p.1

[ACAS LETTERHEAD]
February 11, 2013
American Capital Senior Floating, Ltd.
2 Bethesda Metro Center, 14th Floor
Bethesda, Maryland 20814
Attn: Corporate Secretary

Re:	Subscription for Shares of Common Stock of American Capital Senior Floating, Ltd.
The undersigned hereby offers to purchase 100 shares of Common Stock, $0.01 par value per share (the “Common Stock”), of American Capital Senior Floating, Ltd., a Maryland corporation (the “Company”), for $10.00 per share, equal to $1,000 in cash.
The undersigned represents and warrants that such shares of Common Stock are being purchased for its own account (and not for the account of any other person) for investment purposes only and not for purposes of resale. The undersigned understands that in reliance upon the foregoing representations, such shares of Common Stock have not been registered under the Securities Act of 1933, as amended, or the securities act of any state but will be issued pursuant to exemption from the registration provisions of such acts.
The undersigned also understands and agrees that the certificates evidencing such shares of Common Stock will be imprinted with a legend providing substantially as follows:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR THE APPLICABLE SECURITIES ACT OF ANY STATE BUT HAVE BEEN ISSUED IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION CONTAINED IN SAID ACTS. NO SALE, OFFER TO SELL OR OTHER TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE UNLESS A REGISTRATION STATEMENT UNDER SAID ACTS IS IN EFFECT WITH RESPECT TO THE SECURITIES, OR AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF SUCH ACTS IS THEN IN FACT APPLICABLE.
Very truly yous,
AMERICAN CAPITAL, LTD.

By: /s/ Richard Konzmann
Richard Konzmann
Senior Vice President, Accounting